Exhibit 99.1
ALON USA ENERGY, INC. REPORTS RECORD QUARTER AND SIX-MONTH RESULTS
     DALLAS, TEXAS, August 16, 2005—Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced net income of $27.5 million for the three months ended June 30, 2005, compared to net income of $15.3 million for the three months ended June 30, 2004, an increase of $12.2 million or 79.7%. This represents the highest quarterly income in the Company’s history. Net income for the six months ended June 30, 2005 was $49.9 million, compared to net income of $16.8 million for the six months ended June 30, 2004, an increase of $33.1 million or 197.0%. This represents the highest six-month period income in the Company’s history.
     Operating income for the three months ended June 30, 2005 was $49.5 million, compared to operating income of $33.8 million for the three months ended June 30, 2004, an increase of $15.7 million or 46.4%. Operating income for the six months ended June 30, 2005, was $93.8 million compared to operating income of $42.6 million for the six months ended June 30, 2004, an increase of $51.2 million or 120.2%.
     Alon’s six month 2005 results included a gain on disposition of assets which was related to the contribution of three product pipelines and three product terminals to Holly Energy Partners, L.P. (“HEP”) in the first quarter of this year. The gain contributed $17.8 million to net income and $29.2 million to operating income for the six months ended June 30, 2005. The HEP transaction also netted Alon approximately $118.0 million in cash. This cash, plus an increase in cash from operating activities to $49.0 million for the six months ended June 30, 2005 compared to $23.9 million for the six months ended June 30, 2004, allowed Alon to retire total debt of $33.8 million in the first six months of this year. As of June 30, 2005, Alon’s cash and cash equivalent balance was $168.5 million which was $10.6 million greater than its total debt balance of $157.9 million.
     The first half 2005 results include the effects of a 25 day major, five-year cycle turnaround completed in the first quarter of this year at which time the Big Spring refinery’s crude oil throughput capacity was increased from 62,000 barrels per day to 70,000 barrels per day. Due to the Big Spring refinery expansion, total refinery throughput for the second quarter 2005 increased to a record 72,107 barrels per day compared to 62,578 barrels per day for the second quarter 2004. The second quarter results benefited from an increase in diesel/jet fuel yields compared to gasoline yields in the second quarter when average diesel and jet fuel prices were higher than average gasoline prices. The Big Spring refinery’s diesel/jet fuel yields increased to 36.1% in the second quarter 2005 compared to diesel/jet fuel yields of 32.2% in the second quarter 2004.
     Alon’s first half 2005 results have benefited from record industry refining margins and above average differentials between WTI and WTS crude oil (“WTI/WTS”). For the second quarter 2005, Gulf Coast 3-2-1 crackspreads increased to an average of $10.18 per barrel compared to an average of $9.09 per barrel for the second quarter 2004, and for the second quarter 2005, WTI/WTS crude differentials increased to an average of $3.74 per barrel compared to an average of $2.87 per barrel for the second quarter 2004.
     Because Alon is within the SEC required 25 day “quiet period” following its initial public offering, the Company will not sponsor a second quarter earnings conference call. The Company will sponsor conference calls to discuss results announced in subsequent quarters.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the Southwestern and South Central regions of the United States. The Company owns and operates a sophisticated sour crude oil refinery in Big Spring, Texas, which has a crude oil throughput capacity of 70,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt in the State of Texas. The Company also operates convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect Alon’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Alon’s business and operations involve numerous risks and uncertainties, many of which are beyond Alon’s control, which could result in Alon’s expectations not being realized or otherwise materially affect Alon’s financial condition, results of operation and cash flows. Additional information regarding these and other risks is contained in Alon’s filings with the Securities and Exchange Commission.

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2004	2005	2004	2005
	(dollars in thousands, except for per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$440,179	$590,366	$792,902	$998,340
Operating costs and expenses:
Cost of sales (1)	365,046	498,047	668,026	849,601
Direct operating expenses	17,781	20,373	36,693	38,709
Selling, general and administrative expenses	19,208	18,983	36,526	35,648
Depreciation and amortization	4,504	5,018	9,266	9,852

Total operating costs and expenses	406,539	542,421	750,511	933,810

Gain on disposition of assets (2)	175	1,530	175	29,223

Operating income	33,815	49,475	42,566	93,753
Interest expense	5,676	4,745	11,691	9,752
Equity earnings in investee	—	(277)	—	(412)
Other income, net	(51)	(830)	(144)	(1,080)

Income before tax expense and minority interest in income of subsidiaries	28,190	45,837	31,019	85,493
Income tax expense	11,415	16,354	12,534	32,009

Income before minority interest in income of subsidiaries	16,775	29,483	18,485	53,484
Minority interest in income of subsidiaries	1,487	2,001	1,700	3,566

Net income	$15,288	$27,482	$16,785	$49,918

Earnings per share (3)	$.44	$.79	$.48	$1.43
Weighted average shares outstanding (3)	35,001,120	35,001,120	35,001,120	35,001,120

OTHER DATA:
Adjusted EBITDA (4)	$38,195	$54,070	$51,801	$75,874
Capital expenditures, net of disposition proceeds	21,880	5,361	23,022	(101,541)
Capital expenditures for turnarounds and catalysts	410	399	1,500	10,781

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$35,126	$65,413	$23,926	$48,976
Investing activities	(22,290)	(5,244)	(24,522)	91,276
Financing activities	3,271	(612)	32,683	(35,063)

BALANCE SHEET DATA (end of period):
Cash and cash equivalents			$39,343	$168,546
Working capital			63,152	147,806
Total assets			460,583	612,882
Total debt			196,924	157,901
Stockholders equity			63,848	121,390

OTHER OPERATING DATA
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2004	2005	2004	2005
	(dollars in thousands, except for per barrel data)
KEY OPERATING STATISTICS:
Refining and operating:
Margin information (per barrel of throughput):
Refinery operating margin (5)	$10.58	$11.83	$8.59	$11.33
Direct operating expenses (6)	3.12	3.10	3.24	3.57

Other information (per barrel):
Gulf Coast crack spread (3/2/1) (7)	$9.09	$10.18	$7.91	$8.44
WTI/WTS (sweet/sour spread) (8)	2.87	3.74	3.20	4.41

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2004		2005		2004		2005
	Bpd	%	Bpd	%	Bpd	%	Bpd	%

Refinery crude throughput:
Sour crude	54,291	91.2	61,572	89.7	54,035	91.8	51,391	91.2

Sweet crude	4,924	8.8	7,033	10.3	4,851	8.2	4,943	8.8

Total crude throughput	59,215	100.0	68,605	100.0	58,886	100.0	56,334	100.0

Blendstocks	3,363		3,502		3,456		3,511

Total refinery throughput (9)	62,578		72,107		62,342		59,845

Refinery product yields (10):
Gasoline	29,045	46.6	31,340	43.8	29,228	47.4	26,478	44.6
Diesel/jet	20,100	32.2	25,867	36.1	19,937	31.9	20,579	34.6
Asphalt	6,325	10.1	6,374	8.9	5,714	8.2	5,341	9.0
Petrochemicals	4,970	8.0	5,145	7.2	4,753	7.3	4,386	7.4
Other	1,954	3.1	2,876	4.0	2,605	5.2	2,615	4.4

Total refined products manufactured	62,394	100.0	71,602	100.0	62,237	100.0	59,399	100.0

Retail:
Number of stores (end of period)	167		167		167		167
Fuel sales (thousands of gallons)	$24,712		$24,678		$48,713		$48,066
Fuel margin (cents per gallon) (11)	12.5	¢	10.3	¢	11.7	¢	11.5	¢
Merchandise sales	$34,292		$34,860		$64,946		$64,855
Merchandise margin (12)	33.1%		33.5%		32.9%		33.4%

(1)	Alon’s buy/sell arrangements involve linked purchases and sales related to refined product contracts entered into to address location, or grade requirements. Included in cost of sales are amounts which approximate the revenues resulting from these transactions.

(2)	Gain on disposition of assets reported in the three and six months ended June 30, 2005, reflects the $26.7 million initial pre-tax gain recognized in connection with assets contributed in the HEP transaction and the monthly recognition of deferred gain recorded in connection with the HEP transaction.

(3)	Weighted average common shares outstanding and earnings per common share amounts for the three and six months ended June 30, 2004 and 2005, have been restated to reflect the effect of a 33,600-for-one split of Alon’s common stock which was effected on July 6, 2005.

(4)	Adjusted EBITDA represents earnings before minority interest, income tax expense, interest expense, depreciation, amortization and gain on dispositions of assets. However, Adjusted EBITDA is not a recognized measurement under GAAP. Alon’s management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. In addition, management believes that Adjusted EBITDA is useful in evaluating its operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of minority interests, interest expense, income taxes and dispositions of assets and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA, with adjustments specified in its credit agreements, is also the basis for calculating selected financial ratios as required in the debt covenants in its credit agreements.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered it in isolation, or as a substitute for analysis of Alon’s results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect Alon’s cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on Alon’s debt;

•	Adjusted EBITDA does not reflect the prior claim that minority stockholders have on the income generated by Alon’s non-wholly- owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for Alon’s working capital needs; and

•	Alon’s calculation of Adjusted EBITDA may differ from the EBITDA calculations of other companies in Alon’s industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to Alon to invest in the growth of its business. Alon compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income to Adjusted EBITDA for the three months and six months ended June 30, 2004 and 2005, respectively:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2004	2005	2004	2005
		(unaudited, dollars in thousands)
Net income	$15,288	$27,482	$16,785	$49,918
Minority interest	1,487	2,001	1,700	3,566
Income Tax Expense	11,415	16,354	12,534	32,009
Interest Expense	5,676	4,745	11,691	9,752
Depreciation and amortization	4,504	5,018	9,266	9,852
Gain on disposition of assets	(175)	(1,530)	(175)	(29,233)

Adjusted EBITDA	$38,195	$54,070	$51,801	$75,874

(5)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales attributable to Alon’s refining and marketing segment, exclusive of net sales and cost of sales relating to its non-integrated system, by its refinery’s throughput volumes.

(6)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses, exclusive of depreciation and amortization, by Alon’s refinery’s throughput volumes.

(7)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. Alon calculates the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and low-sulfur diesel and the market value of WTI crude. Alon calculates the Group 3/2/1 crack spread using the market values of Group III conventional gasoline and low-sulfur diesel and the market value of WTI crude oil.

(8)	WTI/WTS or sweet/sour spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil.

(9)	Total refinery throughput represents the total of crude oil and blendstock inputs in the refinery production process.

(10)	Total refinery yield represents the barrels per day of various finished products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at Alon’s refinery.

(11)	Fuel margin represents the difference between motor fuel revenues and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents per gallon basis.

(12)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues.

4

# # # #